Exhibit 8.1

Suite 2000 79 Wellington St. W. Box 270, TD Centre Toronto, Ontario M5K 1N2 Canada Tel 416.865.0040 Fax 416.865.7380

October 28, 2010

Rogers Communications Inc.
333 Bloor Street East
Toronto, ON
M4W 1G9

Dear Sirs/Mesdames:

Re:	Rogers Communications Inc.  Dividend Reinvestment Plan

We have acted as Canadian counsel for Rogers Communications Inc. (the “Corporation”) in connection with the Corporation’s Dividend Reinvestment Plan (the “Plan”).  This opinion is being furnished to you as a supporting document for the filing of a registration statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission in respect of the Plan pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder.

We have reviewed the Plan and the Registration Statement and made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we have considered necessary or relevant for the purposes of the opinion hereinafter expressed.

The opinion expressed below is limited to the federal income tax laws of Canada, judicial decisions, administrative rulings and interpretations and other applicable authorities, all as in effect on the date hereof. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any such change could affect the continuing validity of the opinion set forth below. We assume no responsibility to advise you of any subsequent changes in existing law or facts, nor do we assume any responsibility to update this opinion with respect to any matters expressly set forth herein, and no opinions are to be implied or may be inferred beyond the matters expressly so stated.

Based on the foregoing, we are of the opinion that the statements of law and legal conclusions set forth under the caption “Canadian Federal Income Tax Considerations” in the Registration Statement are correct in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, or any amendment pursuant to Rule 462 under the Act, and to the reference to us under the heading “Legal Matters” in the Prospectus included in the Registration Statement, or any amendment pursuant to Rule 462 under the Act. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the Act.

Yours very truly,

/s/  TORYS LLP